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                                                                    EXHIBIT 23.1


                [LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]


                      CONSENT of INDEPENDENT ACCOUNTANTS


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We consent to the incorporation by reference in the Prospectus Supplement dated
October 25, 1996 (to Prospectus dated June 26, 1996) of CMC Securities Corporation II relating to REMIC Pass-Through Certificates, Series 1996-C of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Report of Experts."

                                /s/ COOPERS & LYBRAND L.L.P.

                                COOPERS & LYBRAND L.L.P.

New York, New York
October 25, 1996